Exhibit 19.1
HERITAGE INSURANCE HOLDINGS, INC. INSIDER TRADING POLICY
Heritage Insurance Holdings, Inc. (the “Company”) and its Board of Directors have adopted this Insider Trading Policy (this “Policy”) to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from trading in securities of that company or providing material nonpublic information to other persons who may trade on the basis of that information.
Scope of Policy
Persons Covered. This Policy applies to all directors, officers, and employees of the Company and its subsidiaries and affiliated companies. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. In this Policy, references to “you” include:
•your family members who reside with you;
•anyone else who lives in your household;
•any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities);
•any person to whom you have disclosed material nonpublic information;
•any person acting on your behalf or on behalf of any individual listed above; and
•any entities controlled by you.
You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.
Securities Covered. Although it is most likely that the material nonpublic information you possess will relate to the common stock of the Company, the Company may from time to time issue other securities that are publicly traded and, therefore, subject to this Policy. In addition, this Policy applies to material nonpublic information related to other companies when such information is obtained in connection with your relationship with the Company including, for example, the Company’s reinsurers and policyholders, and entities with which the Company may be negotiating major transactions (such as an acquisition, investment or sale of assets). Information that is not material to the Company may nevertheless be material to those entities.
Statement of Policy
No Trading on Material Nonpublic Information. If you possess material nonpublic information relating to the Company, its subsidiaries or any other entity, you may not (a) engage in transactions in securities of the Company or such other entity, except as specified in this Policy, (b) direct any other person to engage in transactions in such securities, (c) disclose the information to anyone within the Company whose jobs do not require them to have such information, or (d) disclose the information to

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Exhibit 19.1
anyone outside the Company, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

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Material Nonpublic Information. “Material nonpublic information” is information that is not available to the public at large which a reasonable investor would regard as important in deciding whether to buy, sell or hold the security or where the information is likely to have an impact on the market price of the security. Material information can be positive or negative. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.
Public Information. Information is considered to be available to the public only when it has been widely disseminated. Information is considered widely disseminated if it has been disclosed through a method that is designed to broadly distribute the information, such as by means of a press release, a publicly accessible conference call or a governmental filing (such as a Form 8-K) and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered absorbed and evaluated after the completion of the second trading day after the information is released.
Improper Disclosure. The Company has authorized only certain individuals to publicly release material nonpublic information. Unless you are explicitly authorized to do so, you must refrain from discussing material nonpublic information with anyone outside the Company. If such information is improperly disclosed to outsiders, the Company may be forced to release it publicly. For example, an improper disclosure about a pending acquisition may require public release of plans that could upset the transaction. Therefore, you should avoid discussing such information in public and should ensure that documents containing sensitive information about the Company are secure and are not distributed improperly.
“Black Out” Periods
A “black out” period is a period during which you may not execute transactions in Company securities. Please bear in mind that even if a black out period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company. For example, if the Company issues a quarterly earnings release and you are aware of other material nonpublic information not disclosed in the earnings release, you may not trade in Company securities.
Earnings Black Out Periods. You may not buy or sell Company securities during the period beginning at the close of normal trading on the fifteenth calendar day of the third month of each fiscal quarter of the Company and ending after the close of the second full market trading day following the public release of the financial results for such fiscal quarter (for example, by means of a press release, a publicly accessible conference call or a governmental filing). In accordance with this Policy, the Company will from time to time advise interested parties of the expected timing of its earnings releases.
Event‐Specific Black Out Periods. The Company reserves the right to impose trading blackout periods from time to time when, in the judgment of the Company, a blackout period is warranted. A blackout period may be imposed for any reason, including the Company’s involvement in a material transaction, the anticipated issuance of interim earnings guidance or other material public announcements. The existence of an event‐specific black out period may not be announced, or may be announced only to those who are aware of the transaction or event giving rise to the black out period. If you are made aware of the existence of an event‐specific black out period, you should not disclose the existence of such black out period to any other person. Individuals that are subject to event‐specific blackout periods will be contacted when these periods are instituted from time to time. Even if you are not designated as being subject to an event-specific black out period, you should not trade while aware of material nonpublic information.

Pension Fund Black Out Periods. The Sarbanes‐Oxley Act of 2002 prohibits all purchases, sales or transfers of Company securities by directors and officers of the Company during a “pension fund black out period.” A pension fund black out period exists whenever 50% or more of the participants in a Company benefit plan are unable to conduct transactions in their Company common stock accounts for more than three (3) consecutive business days. These blackout periods typically occur when there is a change in the benefit plan’s trustee, record keeper or investment manager. Individuals that are subject to these blackout periods will be contacted when these periods are instituted from time to time.
Other Trading Restrictions
The Company considers it improper and inappropriate for you to engage in short‐term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of the U.S. insider trading laws. Accordingly, your transactions in Company securities are subject to the following guidance.
Short Sales. You may not engage in short sales of Company securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
Publicly Traded Options. You may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.
Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading even if the standing order was placed at a time when you did not possess material nonpublic information.
Margin Accounts and Pledges. You may not pledge any Company securities as collateral for a loan and you may not hold Company securities as collateral in a margin account. You may not have control over these transactions as the securities may be sold at certain times without your consent. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading.
Exempt Transactions
This Policy does not apply in the case of the following transactions:
•Acquisition of Company securities pursuant to an employee stock incentive plan or other employee benefit plans (provided, however, that this exemption does not apply to the sale of Company securities so acquired);
•Acquisition of Company securities pursuant to a previously established election to invest in a Company-sponsored employee benefit plan (provided, however, that this exemption does not apply to the sale of Company securities so acquired);
•Acquisition or disposition of Company securities pursuant to a previously established trading plan that complies with the requirements of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•Acquisition or disposition of Company securities as a result of a bona fide gift (provided, however, that if you maintain control over the timing of the sale of any donated stock, the sale is subject to the blackout periods and the other rules herein) or a transfer by will or the laws of descent.
Rule 10b5‐1 Plans
Transactions in Company securities under a plan that complies with Rule 10b5‐1 under the Exchange Act are not subject to the prohibition on trades during blackout periods or the prohibition on trading while being aware of material nonpublic information described above.
In general, a Rule 10b5‐1 plan must be entered into before the employee is aware of material nonpublic information and may not be adopted during a black out period. Once the plan is adopted, the employee must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. In addition, the plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.
Executive officers and directors are encouraged to employ Rule 10b5‐1 plans in connection with any sale or disposition of Company securities. The Company requires that all Rule 10b5‐1 plans entered into by executive officers and directors be approved in writing and in advance by the Company’s counsel.
Section 16 Reporting
Directors and officers of the Company must file periodic reports regarding their ownership of Company securities pursuant to Section 16(a) of the Exchange Act, and are subject to disgorgement of “short‐swing” profits pursuant to Section 16(b) of the Exchange Act. Violations of or failure to comply with these requirements can result in Securities and Exchange Commission enforcement action.
The Company’s Board of Directors has adopted an Addendum to this Policy that applies to the directors and officers. Directors and officers must pre‐clear all transactions in Company securities with the Company’s General Counsel prior to executing such transactions unless such transactions are covered by an approved 10b5‐1 plan. The Company will notify you if you are subject to Section 16 of the Exchange Act.
Post‐Termination Transactions
If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has been publicly released.
Consequences
Insider trading violations are pursued vigorously by the Securities and Exchange Commission and the U.S. Attorneys and are punished severely. Failure to comply with this Policy may also subject you to Company‐imposed sanctions, including dismissal for cause, whether or not your failure to comply results in a violation of law.

HERITAGE INSURANCE HOLDINGS, INC. ADDENDUM TO INSIDER TRADING POLICY
Scope of Addendum
This Addendum to the Insider Trading Policy (this “Addendum”) applies to all of the Company’s officers (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directors and more than 10% stockholders (collectively, “Insiders”). The Insiders are required by Section 16(a) of the Exchange Act to file reports of their holdings of and transactions in Company securities (including equity awards). Further, Insiders are subject to trading limitations and disgorgement of “short‐ swing” profits under Section 16(b) of the Exchange Act with respect to transactions in Company securities.
In this Addendum, references to “you” or “Insiders” include:
•your family members who reside with you;
•anyone else who lives in your household;
•any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities);
•any person to whom you have disclosed material nonpublic information;
•any person acting on your behalf or on behalf of any individual listed above; and
•any entities controlled by you.
You are responsible for making sure that the purchase or sale of any security covered by this Addendum by any such person complies with this Addendum.
Pre‐clearance Procedures
You may not engage in any transaction involving Company securities (including a stock plan transaction such as an option exercise, a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre‐clearance of the transaction from the Chief Financial Officer or such other person as designated in writing by the Chief Financial Officer from time to time. A request for pre‐ clearance should be submitted to the Chief Financial Officer at least two (2) business days in advance of the proposed transaction. Your request for pre‐clearance should contain a brief description of the proposed transaction. The Chief Financial Officer is under no obligation to approve a transaction submitted for pre‐clearance and may determine not to permit the transaction. The Chief Financial Officer may not execute a transaction in Company securities unless the Chief Executive Officer has approved the transaction(s) in accordance with the procedures set forth in this Addendum.
This pre‐clearance procedure is designed to prevent violations of Section 16(a) and Section 16(b) of the Exchange Act. Section 16(a) of the Exchange Act requires that certain transactions in Company securities must be reported on Form 4 and filed with the Securities and Exchange Commission (the “SEC”) within two (2) business days following the date of the transaction. This Addendum requires not only pre‐clearance of transactions in Company securities, but also advance notification of sufficient details of the transaction to give the Company time to prepare and file the required reports within the applicable deadline. To ensure that the Company has sufficient time to prepare and file the Form 4 with the SEC, you must report the details of the transaction to us at least by the close of business on the date the transaction occurred. Due

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to the short, two‐ business day period in which to file the reports, the Company may have the Form 4 executed and filed with the SEC on your behalf using the power of attorney that you have granted to the Company for this purpose. Please contact the Company immediately if you believe there may be any errors in a filing.
Section 16(b) provides that Insiders are liable to the Company for any “short‐swing profits” resulting from a non‐exempt purchase and/or sale of Company securities that occur within a period of less than six (6) months. The SEC may cause the Company to contribute these disgorged profits into a public fund to be used for restitution to the victims of such violations.
Although compliance with Section 16(a), Section 16(b) and other restricted trading periods is your responsibility, the pre‐clearance of all trades will allow the Company to assist you in preventing any inadvertent violations.
Exception for Approved Rule 10b5‐1 Plans
In accordance with Rule 10b5‐1 under the Exchange Act, transactions by Insiders in Company securities that are executed pursuant to an approved Rule 10b5‐1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth above relating to pre‐clearance procedures.
In general, a Rule 10b5‐1 plan must be entered into before you are aware of material nonpublic information and may not be adopted during a black out period. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. In addition, the plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.
Insiders may not begin trading pursuant to a Rule 10b5-1 plan until the cooling off period has expired. A director or officer may begin trading pursuant to such person’s Rule 10b5-1 plan after the later of (i) ninety days after the adoption of the plan, or (ii) two business days following the Company’s filing of a Form 10-Q or Form 10-K.
The Company requires that all Rule 10b5‐1 plans be approved in writing and in advance by the Chief Financial Officer (the “CFO”) and must, in the judgment of the CFO, meet the requirements of Rule 10b5‐1. An Insider must immediately notify the CFO in advance of any planned termination or modification of an approved plan.

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